Exhibit 99
Piper Sandler Companies Reports First Quarter 2023 Results;
Declares Quarterly Dividend of $0.60 Per Share
MINNEAPOLIS—May 2, 2023—Piper Sandler Companies (NYSE: PIPR), a leading investment bank, today announced its results for the first quarter of 2023.
"We generated nearly $300 million of net revenues for the first quarter of 2023 against a challenging market backdrop, reflecting the benefits of our expanded and more diversified business," said Chad R. Abraham, chairman and chief executive officer. "Our focus remains growing our long-term earnings power, and we added several key hires to expand our platform during the quarter. We also returned $112 million through share repurchases and dividends in keeping with our commitment to return capital to our shareholders."

	First Quarter 2023 Results
	U.S. GAAP			Adjusted (1)
(Dollars in millions, except per share data)	Q1	vs.	vs.	Q1	vs.	vs.
	2023	Q4-22	Q1-22	2023	Q4-22	Q1-22
Net revenues	$297.9	-24%	-15%	$289.2	-26%	-20%
Pre-tax margin	8.7%	-2.2pp	-1.5pp	14.1%	-5.2pp	-6.7pp
Net income applicable to Piper Sandler Companies	$25.6	-33%	-30%	$42.3	-29%	-25%
Earnings per diluted common share	$1.49	-34%	-30%	$2.35	-29%	-25%
(1)A non-U.S. GAAP ("non-GAAP") measure. We believe that presenting our results and measures on an adjusted basis alongside U.S. GAAP measures provides the most meaningful basis for comparison of our operating results across periods. The non-GAAP measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

FINANCIAL & BUSINESS HIGHLIGHTS
•Net revenues for the first quarter of 2023 were $298 million with challenging market conditions for most of our businesses.
•Corporate investment banking revenues of $167 million for the first quarter of 2023 were diversified across most industry and product groups. Performance was led by our financial services and healthcare teams with solid contributions from energy & power and consumer. Additionally, our restructuring group delivered a record quarter.
•Strong collaboration across our restructuring and financial services groups led to winning two high-profile assignments during the quarter. Piper Sandler advised the Federal Deposit Insurance Corporation (FDIC) on its sale of both the Silicon Valley Bridge Bank, N.A. and Signature Bridge Bank, N.A. franchises, at that time, the second and third largest FDIC bank resolutions in history.
•Equity brokerage revenues of $54 million for the first quarter of 2023 represent our second strongest quarter on record. We have consistently grown market share highlighting the benefits of our more scaled and diversified platform, including continued success from the integration of Cornerstone Macro.

TALENT
•Grew investment banking managing director headcount during the quarter to 171, the largest in firm history.
•Promoted 10 investment banking employees to managing director across our industry and product groups, reflecting our emphasis on developing internal talent.
•Added two managing directors to our financial services investment banking group to expand our asset and wealth management and real estate teams.
•Strengthened our healthcare investment banking team with the addition of one managing director focused on healthcare services.
•Expanded our fixed income team with the addition of five key hires during the quarter, marking the strategic build out of our trading and distribution capabilities of our non-agency structured credit business.
•Hired two public finance senior bankers during the quarter; one based in Phoenix to expand our expertise in the hospitality sector and one based in California to strengthen our education sector.

CAPITAL
•Declared a quarterly cash dividend of $0.60 per share of common stock on May 2, 2023 to be paid on June 9, 2023 to shareholders of record as of May 26, 2023.
•Returned an aggregate of $112 million to shareholders during the quarter through share repurchases and dividends, including repurchases of approximately 426,000 shares, or $61 million, of the company's common stock.

U.S. GAAP SELECTED FINANCIAL DATA
The following summarizes our results on a U.S. GAAP basis.

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31,	Dec. 31,	Mar. 31,	% Change vs.
	2023	2022	2022	Q4-22	Q1-22
Revenues
Advisory services	$140,664	$221,064	$210,899	-36%	-33%
Corporate financing	26,805	36,816	19,186	-27%	40%
Municipal financing	16,935	18,568	27,417	-9%	-38%
Investment banking	184,404	276,448	257,502	-33%	-28%

Equity brokerage	53,831	56,449	49,805	-5%	8%
Fixed income services	42,482	49,603	54,757	-14%	-22%
Institutional brokerage	96,313	106,052	104,562	-9%	-8%

Interest income	8,712	6,519	3,856	34%	126%
Investment income/(loss)	11,115	4,305	(13,074)	158%	N/M

Total revenues	300,544	393,324	352,846	-24%	-15%

Interest expense	2,639	2,275	2,201	16%	20%

Net revenues	$297,905	$391,049	$350,645	-24%	-15%

Non-interest expenses
Compensation and benefits	$199,394	$262,742	$247,899	-24%	-20%
Non-compensation expenses	72,702	85,637	67,109	-15%	8%
Total non-interest expenses	$272,096	$348,379	$315,008	-22%	-14%

Income before income tax expense/(benefit)	$25,809	$42,670	$35,637	-40%	-28%

Ratios and margin
Compensation ratio	66.9%	67.2%	70.7%
Non-compensation ratio	24.4%	21.9%	19.1%
Pre-tax margin	8.7%	10.9%	10.2%
Effective tax rate	-29.6%	10.9%	30.8%

Net income applicable to Piper Sandler Companies	$25,634	$38,101	$36,651	-33%	-30%

Earnings per diluted common share	$1.49	$2.25	$2.12	-34%	-30%
N/M — Not meaningful

The following table summarizes additional business metrics for the periods presented.

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,	% Change vs.
	2023	2022	2022	Q4-22	Q1-22
Advisory services
Completed M&A and restructuring transactions	55	60	54	-8%	2%
Completed capital advisory transactions	14	18	27	-22%	-48%
Total completed advisory transactions	69	78	81	-12%	-15%

Corporate financings
Total equity transactions priced	19	20	4	-5%	375%
Book run equity transactions priced	14	16	2	-13%	600%
Total debt and preferred transactions priced	4	2	11	100%	-64%
Book run debt and preferred transactions priced	2	2	7	0%	-71%

Municipal negotiated issues
Aggregate par value of issues priced (in billions)	$2.6	$2.9	$3.2	-10%	-19%
Total issues priced	63	132	154	-52%	-59%

Equity brokerage
Number of shares traded (in billions)	2.8	2.9	2.8	-3%	0%
Net revenues
For the first quarter of 2023, net revenues of $297.9 million decreased 24% compared to the fourth quarter of 2022 and 15% compared to the first quarter of 2022.
Investment banking revenues of $184.4 million for the first quarter of 2023 decreased 33% compared to the fourth quarter of 2022 and 28% compared to the first quarter of 2022.
•Advisory services revenues of $140.7 million for the first quarter of 2023 decreased 36% compared to the fourth quarter of 2022 and 33% compared to the first quarter of 2022 driven by fewer completed transactions and a lower average fee. Our performance during the current quarter reflects broad contributions across most of our industry and product teams. The market environment across the investment banking industry continues to be impacted by macroeconomic uncertainty, which is prolonging deal timelines and the conversion of our pipelines; however, the diversification of our platform is providing resiliency to our results.
•Corporate financing revenues of $26.8 million for the first quarter of 2023 decreased 27% compared to the fourth quarter of 2022 driven by fewer book run financings. Revenues for the current quarter increased 40% compared to the first quarter of 2022 driven by more equity financings. Our performance during the quarter was led by our healthcare team with additional contributions from financial services and energy & power.
•Municipal financing revenues of $16.9 million for the first quarter of 2023 decreased 9% compared to the fourth quarter of 2022 and 38% compared to the first quarter of 2022 driven by a decline in issuance activity. Market conditions continue to remain challenging resulting from increased interest rates and volatility combined with weakened investor demand leading to reduced market issuance, particularly refinancing activity and high-yield issuance.
Institutional brokerage revenues of $96.3 million for the first quarter of 2023 decreased 9% compared to the fourth quarter of 2022 and 8% compared to the first quarter of 2022.
•Equity brokerage revenues of $53.8 million for the first quarter of 2023 decreased 5% compared to the record fourth quarter of 2022 due to lower revenues from research checks, but were nonetheless the second highest quarterly revenues on record. Equity brokerage revenues increased 8% compared to the first quarter of 2022 driven by market share gains and the benefits of adding Cornerstone Macro to our platform.

•Fixed income services revenues of $42.5 million for the first quarter of 2023 decreased 14% compared to the fourth quarter of 2022 and 22% compared to the first quarter of 2022 driven by reduced client activity. Market conditions were challenging during the quarter stemming from interest rate uncertainty and an increased focus on liquidity for depository institutions.
Investment income/(loss) for the first quarter of 2023 was income of $11.1 million compared to income of $4.3 million for the fourth quarter of 2022 and a loss of $13.1 million for the first quarter of 2022. The current and prior periods include amounts attributable to noncontrolling interests. For the current and prior periods, investment income or loss primarily related to the alternative asset management funds we manage.
Non-Interest Expenses
For the first quarter of 2023, non-interest expenses of $272.1 million decreased 22% compared to the fourth quarter of 2022 and 14% compared to the first quarter of 2022.
•Compensation ratio of 66.9% for the first quarter of 2023 decreased compared to both the fourth quarter and first quarter of 2022 on a lower revenue base primarily due to lower acquisition-related compensation expenses. In addition, as compared to the year-ago quarter, the compensation ratio for the first quarter of 2023 decreased as a result of a shift in mix of business.
•Non-compensation expenses of $72.7 million for the first quarter of 2023 decreased 15% compared to the fourth quarter of 2022 primarily due to lower acquisition-related non-compensation expenses as well as lower reimbursed deal costs. Non-compensation expenses for the current quarter increased 8% compared to the first quarter of 2022 due to the addition of our recent acquisitions to the platform and higher acquisition-related intangible asset amortization expenses.
Pre-Tax Income
For the first quarter of 2023, pre-tax income of $25.8 million decreased compared to $42.7 million for the fourth quarter of 2022 and $35.6 million for the first quarter of 2022.
•Pre-tax margin of 8.7% for the first quarter of 2023 decreased compared to 10.9% for the fourth quarter of 2022 and 10.2% for the first quarter of 2022 resulting from lower net revenues and a higher non-compensation ratio.
Effective Tax Rate
For the current and prior periods, the effective tax rate is impacted by the level of noncontrolling interests, the amount of non-deductible expense, and restricted stock award vestings. For the first quarter of 2023, income tax expense included $14.1 million of tax benefits related to restricted stock awards vesting at values greater than the grant date price as well as accrued forfeitable dividends paid on acquisition-related restricted stock, which resulted in an overall income tax benefit. The effective tax rate of 10.9% for the fourth quarter of 2022 was impacted by a $4.6 million reversal of a deferred tax asset valuation allowance on our U.K. legal entity, Piper Sandler Ltd. For the first quarter of 2022, the effective tax rate of 30.8% included $4.6 million of tax benefits related to restricted stock awards vesting at values greater than the grant date price.
Net Income & Earnings Per Share
For the first quarter of 2023, we generated net income of $25.6 million, or $1.49 per diluted common share. Results for the current quarter decreased compared to both the fourth quarter and first quarter of 2022 due to lower net revenues and pre-tax margin, offset in part by reduced income tax expense. Results for the current quarter included benefits recorded to income tax expense of $14.1 million, or $0.82 per diluted common share.

NON-GAAP SELECTED FINANCIAL DATA
The following summarizes our results on an adjusted, non-GAAP basis.

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31,	Dec. 31,	Mar. 31,	% Change vs.
	2023	2022	2022	Q4-22	Q1-22
Adjusted net revenues
Advisory services	$140,664	$221,064	$210,899	-36%	-33%
Corporate financing	26,805	36,816	19,186	-27%	40%
Municipal financing	16,935	18,568	27,417	-9%	-38%
Investment banking	184,404	276,448	257,502	-33%	-28%

Equity brokerage	53,831	56,449	49,805	-5%	8%
Fixed income services	42,482	49,603	54,757	-14%	-22%
Institutional brokerage	96,313	106,052	104,562	-9%	-8%

Interest income	8,712	6,519	3,856	34%	126%
Investment income/(loss)	811	2,503	(3,551)	-68%	N/M

Total revenues	290,240	391,522	362,369	-26%	-20%

Interest expense	1,014	650	576	56%	76%

Adjusted net revenues	$289,226	$390,872	$361,793	-26%	-20%

Adjusted operating expenses
Adjusted compensation and benefits	$183,144	$243,480	$226,121	-25%	-19%
Adjusted non-compensation expenses	65,306	71,889	60,471	-9%	8%
Adjusted operating expenses	$248,450	$315,369	$286,592	-21%	-13%

Adjusted operating income	$40,776	$75,503	$75,201	-46%	-46%

Adjusted ratios and margin
Adjusted compensation ratio	63.3%	62.3%	62.5%
Adjusted non-compensation ratio	22.6%	18.4%	16.7%
Adjusted operating margin	14.1%	19.3%	20.8%
Adjusted effective tax rate	-8.0%	19.0%	23.1%

Adjusted net income	$42,296	$59,839	$56,554	-29%	-25%

Adjusted earnings per diluted common share	$2.35	$3.33	$3.12	-29%	-25%
N/M — Not meaningful
Throughout this press release, including the table above, we present financial measures that are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). The non-GAAP financial measures include adjustments to exclude: (1) revenues and expenses related to noncontrolling interests, (2) interest expense on long-term financing from net revenues, (3) amortization of intangible assets related to acquisitions, (4) compensation and non-compensation expenses from acquisition-related agreements, (5) acquisition-related restructuring and integration costs, and (6) the income tax expense allocated to the adjustments. The adjusted weighted average diluted shares outstanding used in the calculation of non-GAAP earnings per diluted common share contains an adjustment to include the common shares for unvested restricted stock awards with service conditions granted pursuant to all acquisitions since January 1, 2020. Management believes that presenting results and measures on this adjusted basis alongside U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods, and enhances the overall understanding of our current financial performance by excluding certain items that may not be indicative of our core operating results. The non-GAAP financial measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

See page 3 for additional business metrics.
Adjusted Net Revenues
For the first quarter of 2023, adjusted net revenues of $289.2 million decreased 26% compared to the fourth quarter of 2022 and 20% compared to the first quarter of 2022. Market conditions remain challenging as volatility and macroeconomic uncertainty have largely muted activity among our investment banking and fixed income clients, and throughout the industry. Our equity brokerage business performed well, registering the second strongest quarter of revenues on record. For the first quarter of 2023, investment banking generated 64% of total adjusted net revenues and institutional brokerage generated 33%.
Adjusted Operating Expenses
For the first quarter of 2023, adjusted operating expenses of $248.5 million decreased 21% compared to the fourth quarter of 2022 and 13% compared to the first quarter of 2022.
•Adjusted compensation ratio of 63.3% for the first quarter of 2023 increased compared to 62.3% for the fourth quarter of 2022 and 62.5% for the first quarter of 2022 as a result of lower adjusted net revenues.
•Adjusted non-compensation expenses of $65.3 million for the first quarter of 2023 decreased 9% compared to the fourth quarter of 2022 due primarily to lower reimbursed deal costs as well as reduced outside services and occupancy and equipment expenses, offset in part by increased communications costs. Adjusted non-compensation expenses increased 8% compared to the first quarter of 2022 primarily resulting from the addition of our recent acquisitions to the platform.
Adjusted Operating Income
For the first quarter of 2023, adjusted operating income of $40.8 million decreased 46% compared to both the fourth quarter and first quarter of 2022.
•Adjusted operating margin of 14.1% for the first quarter of 2023 decreased compared to 19.3% for the fourth quarter of 2022 and 20.8% for the first quarter of 2022 primarily due to lower adjusted net revenues and a higher adjusted non-compensation ratio.
Adjusted Effective Tax Rate
For the first quarter of 2023, adjusted income tax expense included $14.1 million of tax benefits related to restricted stock awards vesting at values greater than the grant date price as well as accrued forfeitable dividends paid on acquisition-related restricted stock, which resulted in an overall adjusted income tax benefit. Excluding the impact of the tax benefits, our adjusted effective tax rate was 28.0% for the first quarter of 2023. For the fourth quarter of 2022, the adjusted effective tax rate of 19.0% was impacted by a $4.6 million reversal of a deferred tax asset valuation allowance on our U.K. legal entity, Piper Sandler Ltd. For the first quarter of 2022, the adjusted effective tax rate of 23.1% included $4.6 million of tax benefits related to restricted stock awards vesting at values greater than the grant date price.
Adjusted Net Income & Adjusted Earnings Per Share
For the first quarter of 2023, we generated adjusted net income of $42.3 million, or $2.35 of adjusted earnings per diluted common share. Results for the current quarter decreased compared to the fourth quarter of 2022 and the first quarter of 2022 driven by lower adjusted net revenues and adjusted operating margin, offset in part by reduced adjusted income tax expense. Results for the current quarter included benefits recorded to adjusted income tax expense of $14.1 million, or $0.78 per adjusted diluted common share.

CAPITAL
Dividends
On May 2, 2023, our Board of Directors declared a quarterly cash dividend on the company's common stock of $0.60 per share to be paid on June 9, 2023, to shareholders of record as of the close of business on May 26, 2023.
During the first quarter of 2023, we paid a quarterly cash dividend of $0.60 per share of common stock and a special cash dividend of $1.25 per share of common stock, for an aggregate of $50.9 million.
Share Repurchases
During the first quarter of 2023, we repurchased approximately 426,000 shares, or $60.8 million, of the company's common stock, at an average price of $142.79 per share, from restricted stock award recipients selling shares upon the award vesting to meet their employment tax obligations.
ADDITIONAL INFORMATION

	Mar. 31,	Dec. 31,	Mar. 31,
	2023	2022	2022
Human Capital
Full-time employees	1,779	1,790	1,704
Corporate investment banking managing directors	171	159	149

Shareholder Information (amounts in millions)
Common shareholders’ equity	$1,036.8	$1,054.1	$1,017.2

Common shares outstanding	14.8	13.7	14.2
Restricted shares outstanding	3.0	4.2	3.7
Total shares outstanding	17.8	17.9	17.9
Conference Call with Management
Chad Abraham, chairman and chief executive officer; Deb Schoneman, president; and Tim Carter, chief financial officer, will host a conference call to discuss the financial results on Tuesday, May 2, 2023, at 9 a.m. Eastern Time (8 a.m. Central Time). Participants can access the call by dialing 888 394-8218 (in the U.S.) or +1 773 305-6853 (outside the U.S.) and passcode number 2909780. Callers should dial in at least 15 minutes prior to the call time. The conference call will also be accessible as an audio webcast through the company's website at pipersandler.com/earnings. A replay of the conference call will be available beginning approximately three hours after the event through the same link.
Investor Relations Contact
Tim Carter
Tel: 612 303-5607
investorrelations@psc.com
About Piper Sandler
Piper Sandler Companies (NYSE: PIPR) is a leading investment bank driven to help clients Realize the Power of Partnership®. Securities brokerage and investment banking services are offered in the U.S. through Piper Sandler & Co., member SIPC and NYSE; in the U.K. through Piper Sandler Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Sandler Hong Kong Limited, authorized and regulated by the Securities and Futures Commission. Alternative asset management and fixed income advisory services are offered through separately registered advisory affiliates.
© 2023 Piper Sandler Companies. Since 1895. 800 Nicollet Mall, Minneapolis, Minnesota 55402-7036

Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about the outlook for future periods for corporate advisory (i.e., M&A), capital markets, and public finance transactions (including our performance in specific sectors), current deal pipelines (or backlogs), economic, geopolitical, and market conditions (including the outlook for equity markets, investment banking transactions, CEO confidence, and the interest rate environment), the financial performance of recently completed transactions (i.e., DBO Partners, Stamford Partners LLP, and Cornerstone Macro), areas of potential growth and market share gains for the company, our recruiting pipeline, the state of our equity and fixed income brokerage businesses, anticipated financial results for future periods (including expectations regarding revenue levels, non-compensation expenses, effective tax rate, compensation ratio, compensation and benefits expense, operating margins, return on equity, and earnings per share), our strategic priorities, the payment of our quarterly and special cash dividends to our shareholders, our share repurchase program, the expected benefits and integration of our recently completed acquisitions of DBO Partners, Stamford Partners LLP and Cornerstone Macro, or other similar matters.
Forward-looking statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements. These risks, uncertainties and important factors include, but are not limited to, the following:
•revenues from corporate advisory (i.e., M&A) engagements and equity and debt financings may vary materially depending on the number, size, and timing of completed transactions, and completed transactions do not generally provide for subsequent engagements;
•the expected benefits of our recently completed acquisitions of DBO Partners, Stamford Partners LLP and Cornerstone Macro may take longer than anticipated to achieve or may not be achieved in their entirety or at all, and will in part depend on our ability to retain and hire key personnel, and the costs or difficulties relating to the combination of the businesses may be greater than expected and may adversely affect our results of operations;
•market, geopolitical and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability;
•the volume of anticipated transactions – including corporate advisory (i.e., M&A), equity financing, and debt financing – and the corresponding revenues from the transactions may vary from quarter to quarter significantly, particularly if there is a decline in macroeconomic conditions or the financial markets;
•interest rate volatility, especially if the changes are rapid or severe, could negatively impact our fixed income institutional business and the negative impact could be exaggerated by reduced liquidity in the fixed income markets; and
•our stock price may fluctuate as a result of several factors, including but not limited to, changes in our revenues and operating results.
A further listing and description of these and other risks, uncertainties and important factors can be found in the sections titled "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2022, and updated in our subsequent reports filed with the SEC (available at our Web site at www.pipersandler.com and at the SEC Web site at www.sec.gov).
Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
###

Piper Sandler Companies
Preliminary Results of Operations (U.S. GAAP – Unaudited)

	Three Months Ended			Percent Inc/(Dec)
(Amounts in thousands, except per share data)	Mar. 31,	Dec. 31,	Mar. 31,	1Q '23	1Q '23
	2023	2022	2022	vs. 4Q '22	vs. 1Q '22
Revenues:
Investment banking	$184,404	$276,448	$257,502	(33.3)%	(28.4)%
Institutional brokerage	96,313	106,052	104,562	(9.2)	(7.9)
Interest income	8,712	6,519	3,856	33.6	125.9
Investment income/(loss)	11,115	4,305	(13,074)	158.2	N/M
Total revenues	300,544	393,324	352,846	(23.6)	(14.8)

Interest expense	2,639	2,275	2,201	16.0	19.9

Net revenues	297,905	391,049	350,645	(23.8)	(15.0)

Non-interest expenses:
Compensation and benefits	199,394	262,742	247,899	(24.1)	(19.6)
Outside services	12,126	14,185	11,176	(14.5)	8.5
Occupancy and equipment	15,728	17,395	14,536	(9.6)	8.2
Communications	14,311	12,461	12,425	14.8	15.2
Marketing and business development	10,052	10,275	8,632	(2.2)	16.5
Deal-related expenses	6,014	10,005	5,544	(39.9)	8.5
Trade execution and clearance	4,914	5,104	4,035	(3.7)	21.8
Restructuring and integration costs	—	2,117	1,247	N/M	N/M
Intangible asset amortization	4,904	5,292	2,921	(7.3)	67.9
Other operating expenses	4,653	8,803	6,593	(47.1)	(29.4)
Total non-interest expenses	272,096	348,379	315,008	(21.9)	(13.6)

Income before income tax expense/(benefit)	25,809	42,670	35,637	(39.5)	(27.6)

Income tax expense/(benefit)	(7,637)	4,656	10,979	N/M	N/M

Net income	33,446	38,014	24,658	(12.0)	35.6

Net income/(loss) applicable to noncontrolling interests	7,812	(87)	(11,993)	N/M	N/M

Net income applicable to Piper Sandler Companies	$25,634	$38,101	$36,651	(32.7)%	(30.1)%

Earnings per common share
Basic	$1.77	$2.79	$2.53	(36.6)%	(30.0)%
Diluted	$1.49	$2.25	$2.12	(33.8)%	(29.7)%

Dividends declared per common share	$1.85	$0.60	$5.10	208.3%	(63.7)%

Weighted average common shares outstanding
Basic	14,507	13,663	14,481	6.2%	0.2%
Diluted	17,182	16,925	17,294	1.5%	(0.6)%
N/M — Not meaningful

Piper Sandler Companies
Preliminary Selected Summary Financial Information (Non-GAAP – Unaudited) (1)

	Three Months Ended			Percent Inc/(Dec)
	Mar. 31,	Dec. 31,	Mar. 31,	1Q '23	1Q '23
(Amounts in thousands, except per share data)	2023	2022	2022	vs. 4Q '22	vs. 1Q '22
Revenues:
Investment banking	$184,404	$276,448	$257,502	(33.3)%	(28.4)%
Institutional brokerage	96,313	106,052	104,562	(9.2)	(7.9)
Interest income	8,712	6,519	3,856	33.6	125.9
Investment income/(loss)	811	2,503	(3,551)	(67.6)	N/M
Total revenues	290,240	391,522	362,369	(25.9)	(19.9)

Interest expense	1,014	650	576	56.0	76.0

Adjusted net revenues (2)	$289,226	$390,872	$361,793	(26.0)%	(20.1)%

Non-interest expenses:
Adjusted compensation and benefits (3)	$183,144	$243,480	$226,121	(24.8)%	(19.0)%
Ratio of adjusted compensation and benefits to adjusted net revenues	63.3%	62.3%	62.5%

Adjusted non-compensation expenses (4)	$65,306	$71,889	$60,471	(9.2)%	8.0%
Ratio of adjusted non-compensation expenses to adjusted net revenues	22.6%	18.4%	16.7%

Adjusted operating income (5)	$40,776	$75,503	$75,201	(46.0)%	(45.8)%
Adjusted operating margin (6)	14.1%	19.3%	20.8%

Interest expense on long-term financing	1,625	1,625	1,625	—	—

Adjusted income before adjusted income tax expense/(benefit) (7)	$39,151	$73,878	$73,576	(47.0)%	(46.8)%

Adjusted income tax expense/(benefit) (8)	(3,145)	14,039	17,022	N/M	N/M

Adjusted net income (9)	$42,296	$59,839	$56,554	(29.3)%	(25.2)%
Adjusted effective tax rate (10)	(8.0)%	19.0%	23.1%

Adjusted earnings per diluted common share	$2.35	$3.33	$3.12	(29.4)%	(24.7)%

Adjusted weighted average diluted common shares outstanding (11)	17,998	17,972	18,129	0.1%	(0.7)%
N/M — Not meaningful
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

Piper Sandler Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(Amounts in thousands, except per share data)	2023	2022	2022
Net revenues:
Net revenues – U.S. GAAP basis	$297,905	$391,049	$350,645
Adjustments:
Revenue related to noncontrolling interests (12)	(10,304)	(1,802)	9,523
Interest expense on long-term financing	1,625	1,625	1,625
Adjusted net revenues	$289,226	$390,872	$361,793

Compensation and benefits:
Compensation and benefits – U.S. GAAP basis	$199,394	$262,742	$247,899
Adjustment:
Compensation from acquisition-related agreements	(16,250)	(19,262)	(21,778)
Adjusted compensation and benefits	$183,144	$243,480	$226,121

Non-compensation expenses:
Non-compensation expenses – U.S. GAAP basis	$72,702	$85,637	$67,109
Adjustments:
Non-compensation expenses related to noncontrolling interests (12)	(2,492)	(1,889)	(2,470)
Acquisition-related restructuring and integration costs	—	(2,117)	(1,247)
Amortization of intangible assets related to acquisitions	(4,904)	(5,292)	(2,921)
Non-compensation expenses from acquisition-related agreements	—	(4,450)	—
Adjusted non-compensation expenses	$65,306	$71,889	$60,471

Income before income tax expense/(benefit):
Income before income tax expense/(benefit) – U.S. GAAP basis	$25,809	$42,670	$35,637
Adjustments:
Revenue related to noncontrolling interests (12)	(10,304)	(1,802)	9,523
Interest expense on long-term financing	1,625	1,625	1,625
Non-compensation expenses related to noncontrolling interests (12)	2,492	1,889	2,470
Compensation from acquisition-related agreements	16,250	19,262	21,778
Acquisition-related restructuring and integration costs	—	2,117	1,247
Amortization of intangible assets related to acquisitions	4,904	5,292	2,921
Non-compensation expenses from acquisition-related agreements	—	4,450	—
Adjusted operating income	$40,776	$75,503	$75,201
Interest expense on long-term financing	(1,625)	(1,625)	(1,625)
Adjusted income before adjusted income tax expense/(benefit)	$39,151	$73,878	$73,576

Income tax expense/(benefit):
Income tax expense/(benefit) – U.S. GAAP basis	$(7,637)	$4,656	$10,979
Tax effect of adjustments:
Compensation from acquisition-related agreements	3,227	6,387	5,034
Acquisition-related restructuring and integration costs	—	602	267
Amortization of intangible assets related to acquisitions	1,265	1,246	742
Non-compensation expenses from acquisition-related agreements	—	1,148	—
Adjusted income tax expense/(benefit)	$(3,145)	$14,039	$17,022

Continued on next page

Piper Sandler Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(Amounts in thousands, except per share data)	2023	2022	2022
Net income applicable to Piper Sandler Companies:
Net income applicable to Piper Sandler Companies – U.S. GAAP basis	$25,634	$38,101	$36,651
Adjustments:
Compensation from acquisition-related agreements	13,023	12,875	16,744
Acquisition-related restructuring and integration costs	—	1,515	980
Amortization of intangible assets related to acquisitions	3,639	4,046	2,179
Non-compensation expenses from acquisition-related agreements	—	3,302	—
Adjusted net income	$42,296	$59,839	$56,554

Earnings per diluted common share:
Earnings per diluted common share – U.S. GAAP basis	$1.49	$2.25	$2.12
Adjustment for inclusion of unvested acquisition-related stock	(0.11)	(0.21)	(0.15)
	$1.38	$2.04	$1.97
Adjustments:
Compensation from acquisition-related agreements	0.76	0.76	0.97
Acquisition-related restructuring and integration costs	—	0.09	0.06
Amortization of intangible assets related to acquisitions	0.21	0.24	0.12
Non-compensation expenses from acquisition-related agreements	—	0.20	—
Adjusted earnings per diluted common share	$2.35	$3.33	$3.12

Weighted average diluted common shares outstanding:
Weighted average diluted common shares outstanding – U.S. GAAP basis	17,182	16,925	17,294
Adjustment:
Unvested acquisition-related restricted stock with service conditions	816	1,047	835
Adjusted weighted average diluted common shares outstanding	17,998	17,972	18,129

This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

Piper Sandler Companies
Notes to Non-GAAP Financial Schedules
(1)Selected Summary Financial Information are non-GAAP measures. Management believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods.
(2)A non-GAAP measure which excludes (a) revenues related to noncontrolling interests (see (12) below) and (b) interest expense on long-term financing.
(3)A non-GAAP measure which excludes compensation expenses from acquisition-related agreements.
(4)A non-GAAP measure which excludes (a) non-compensation expenses related to noncontrolling interests (see (12) below), (b) acquisition-related restructuring and integration costs, (c) amortization of intangible assets related to acquisitions and (d) non-compensation expenses from acquisition-related agreements.
(5)A non-GAAP measure which excludes (a) revenues and expenses related to noncontrolling interests (see (12) below), (b) interest expense on long-term financing, (c) compensation and non-compensation expenses from acquisition-related agreements, (d) acquisition-related restructuring and integration costs and (e) amortization of intangible assets related to acquisitions.
(6)A non-GAAP measure which represents adjusted operating income as a percentage of adjusted net revenues.
(7)A non-GAAP measure which excludes (a) revenues and expenses related to noncontrolling interests (see (12) below), (b) compensation and non-compensation expenses from acquisition-related agreements, (c) acquisition-related restructuring and integration costs and (d) amortization of intangible assets related to acquisitions.
(8)A non-GAAP measure which excludes the income tax benefit from (a) compensation and non-compensation expenses from acquisition-related agreements, (b) acquisition-related restructuring and integration costs and (c) amortization of intangible assets related to acquisitions.
(9)A non-GAAP measure which represents net income earned by Piper Sandler Companies excluding (a) compensation and non-compensation expenses from acquisition-related agreements, (b) acquisition-related restructuring and integration costs, (c) amortization of intangible assets related to acquisitions and (d) the income tax expense allocated to the adjustments.
(10)A non-GAAP measure which is computed based on a quotient, the numerator of which is adjusted income tax expense/(benefit) and the denominator of which is adjusted income before adjusted income tax expense/(benefit).
(11)A non-GAAP measure which assumes the vesting of acquisition-related restricted stock with service conditions.
(12)Noncontrolling interests include revenue and expenses from consolidated alternative asset management entities that are not attributable, either directly or indirectly, to Piper Sandler Companies.